EXHIBIT j

                          Independent Auditors' Consent


     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement of The Wright Asset Allocation Trust (1933 Act File No. 333-75181) on behalf of the Wright Managed Growth with Income Fund of our report dated February 8, 2000, included in the Annual Report to Shareholders for the period from the start of business, July 14,1999 to December 31, 1999, in the Statement of Additional Information which is part of such Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the caption "Independent Certified Public Accountants" in the Statement of Additional Information.


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 26, 2000